Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to the reference to our name and description of our role in the valuation process of any properties owned by Clarion Property Trust Inc. (the “Company”) in the Company’s Registration Statement on Form S-11 (including any amendments thereto), and the prospectus included therein.

/s/ Altus Group U.S. Inc.

Altus Group U.S. Inc.
New York, New York
September 28, 2010